Exhibit 21.1

SUBSIDIARIES OF MARKETO, INC.

Name	Jurisdiction

Crowd Factory, Inc.	Delaware
Marketo Australia Pty Ltd	Australia
Marketo EMEA, Limited	Ireland
Marketo International, Limited	Ireland